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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) January 19, 1996

                              UTILICORP UNITED INC.
                             -----------------------
               (Exact name of registrant as specified in charter)


Delaware                          1-3562                       44-0541877
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(State or other                   (Commission                  (IRS Employer
jurisdiction of                   File Number)                 Identification
incorporation)                                                 No.)

3000 Commerce Tower, 911 Main, Kansas City, Missouri                   64105
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number including area code                (816) 421-6600

(Former name of former address, if changed since last report)    Not Applicable
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                                                                        FORM 8-K

                              UTILICORP UNITED INC.
                              ---------------------

ITEM 5.  OTHER EVENTS

MERGER AGREEMENT WITH KANSAS CITY POWER & LIGHT COMPANY

          Kansas City Power & Light Company, a Missouri corporation ("KCPL"), UtiliCorp United Inc., a Delaware corporation ("UtiliCorp"), and KC United Corp., a Delaware corporation ("KCU"),(1) have entered into an Agreement and Plan of Merger, dated as of January 19, 1996 (the "Merger Agreement"), which provides for a strategic business combination involving KCPL and UtiliCorp in a "merger-of-equals" transaction (the "Transaction"). The Transaction, which was unanimously approved (with one KCPL director absent) by the Boards of Directors of the constituent companies, is expected to close shortly after all of the conditions to the consummation of the Transaction, including obtaining applicable regulatory approvals, are met or waived. The regulatory approval process is expected to take approximately 12 to 18 months.

          The Merger Agreement and the press release issued in connection therewith are filed as exhibits to this report and are incorporated herein by reference. The descriptions of the Merger Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of the Merger Agreement.

          Under the terms of the Merger Agreement, each of KCPL and UtiliCorp will be merged with and into KCU, with KCU being the surviving corporation.
Each outstanding share of Common Stock, no par value per share, of KCPL will be cancelled and converted into the right to receive 1.0 share of Common Stock, par value $.01 per share, of KCU ("KCU Common Stock") and each outstanding share of Common Stock, par value $1.00 per share, of UtiliCorp will be cancelled and converted into the right to receive 1.096 shares of KCU Common Stock. As of the date of the Merger Agreement, KCPL had 62 million common shares outstanding and UtiliCorp had 46 million common

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(1)  Pursuant to the Merger Agreement, KCPL and UtiliCorp may change the name of
     KCU to such other name as KCPL and UtiliCorp may agree upon.

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shares outstanding.  Based on such capitalization, the Transaction would result in the common shareholders of KCPL receiving 55% of the common equity of KCU and the common shareholders of UtiliCorp receiving 45% of the common equity of KCU. Each outstanding share of preferred stock of UtiliCorp will be cancelled and converted into the right to receive one share of preferred stock of KCU with substantially identical rights (including dividend rights and designations); provided, that if the effective date of the Transaction occurs after March 1, 1997 (the earliest redemption date for such securities), the UtiliCorp preferred stock will be redeemed by UtiliCorp in connection with the Transaction. KCPL's outstanding preferred stock will be redeemed by KCPL in connection with the Transaction.

          KCPL and UtiliCorp will continue their respective dividend policies until completion of the Transaction. Subsequent dividend policy will be developed by the Board of Directors of KCU.

          The Transaction is subject to customary closing conditions, including, without limitation, the receipt of required shareholder approvals of KCPL and UtiliCorp; and the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including approvals of state utility regulators in Missouri, Kansas, Colorado, Iowa, Michigan, Minnesota and West Virginia and the approval of the Canadian province of British Columbia and the Federal Energy Regulatory Commission, the Securities and Exchange Commission (the "SEC") and the Nuclear Regulatory Commission, as well as the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder. The Transaction is also subject to receipt of opinions of counsel that the Transaction will qualify as a tax-free reorganization, and the assurances from the parties' independent accountants that the Transaction will qualify as a pooling of interests for accounting purposes. In addition, the Transaction is conditioned upon the effectiveness of a registration statement to be filed by KCU with the SEC with respect to shares of the KCU Common Stock to be issued in the Transaction and the approval for listing of such shares on the New York Stock Exchange. (See Article VIII of the Merger Agreement.) Shareholder meetings to vote upon the Transaction are expected to be held in the second quarter of 1996.

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          The Merger Agreement contains certain covenants of the parties pending the consummation of the Transaction. Generally, the parties must carry on their businesses in the ordinary course consistent with past practice, may not increase dividends on common stock beyond specified levels, and may not issue any capital stock beyond certain limits. The Merger Agreement also contains restrictions on, among other things, charter and bylaw amendments, capital expenditures, acquisitions, dispositions, incurrence of indebtedness, certain increases in employee compensation and benefits, and affiliate transactions.
(See Article VI of the Merger Agreement.)

          The Merger Agreement provides that, at the time of the effectiveness of the Transaction (the "Effective Time"), the corporate headquarters and principal executive offices of KCU will be located in Kansas City, Missouri. KCU's Board of Directors, which will be divided into three classes, will consist of a total of 18 directors, 9 of whom will be designated by KCPL and 9 of whom will be designated by UtiliCorp. Mr. A. Drue Jennings, the current Chairman of the Board, President and Chief Executive Officer of KCPL, will serve as Chairman of the Board of KCU and shall be entitled to serve in such capacity until the annual meeting of KCU stockholders that occurs in 2002, at which time he shall be entitled to serve as Vice Chairman of the Board of KCU until the end of his five-year employment contract to be entered into pursuant to the Transaction. Mr. Richard C. Green, Jr., the current Chairman of the Board, President and Chief Executive Officer of UtiliCorp, will serve as Vice Chairman of the Board and Chief Executive Officer of KCU and shall be entitled to serve in such capacities until the earlier of (i) the date of the annual meeting of KCU stockholders that occurs in 2002 and (ii) the date on which A. Drue Jennings shall no longer serve as Chairman of the Board of KCU, at which time
Mr. Richard C. Green, Jr. shall be entitled to serve in the positions of Chairman of the Board and Chief Executive Officer of KCU until the end of his five-year employment contract to be entered into in connection with the Transaction and thereafter until his successor is elected or appointed and shall have been duly qualified.

          The Merger Agreement may be terminated under certain circumstances, including (1) by mutual consent of the parties; (2) by any party if the Transaction is not consummated by December 31, 1997 (provided, however, that such termination date shall be extended to December 31, 1998 if

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all conditions to closing the Transaction, other than the receipt of certain consents and/or statutory approvals by any of the parties, have been satisfied by December 31, 1997); (3) by any party if either KCPL's or UtiliCorp's shareholders vote against the Transaction or if any state or federal law or court order prohibits the Transaction; (4) by a non-breaching party if there exist breaches of any representations or warranties contained in the Merger Agreement, which breaches, individually or in the aggregate, would result in a material adverse effect on the breaching party and which is not cured within twenty (20) days after notice; (5) by a non-breaching party if there occur breaches of specified covenants or material breaches of any covenant or agreement which are not cured within twenty (20) days after notice; (6) by either party if the Board of Directors of the other party shall withdraw or adversely modify its recommendation of the Transaction or shall approve any competing transactions; or (7) by either party, under certain circumstances, as a result of a third-party tender offer or business combination proposal which, in the opinion of such party's counsel and after the other party has first been given an opportunity to make concessions and adjustments in the terms of the Merger Agreement, it is necessary for such party's Board of Directors to accept in order to act in a manner consistent with its fiduciary duties under applicable law.

          The Merger Agreement provides that if a breach described in clause (4) or (5) of the previous paragraph occurs, then, if such breach is not willful, the non-breaching party is entitled to a payment of $10 million. In the event of a willful breach, the non-breaching party will be entitled to a payment of $35 million, provided that if, at the time of the breaching party's willful breach, there shall have been a third party tender offer or business combination proposal and within two and one-half years of any termination by the non-breaching party, the breaching party accepts an offer to consummate or consummates a business combination with such third party, then such breaching party, upon the signing of a definitive agreement relating to such a business combination, or, if no such agreement is signed then at the closing of such business combination, will pay to the non-breaching party $58 million. In the event that either party fails to receive shareholder approval as required by the Merger Agreement, the party not receiving shareholder approval will pay to the other party $5 million. The Merger Agreement also requires payment of a termination fee of $58 million by one party (the "Payor") to the other in certain

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circumstances, if (i) the Merger Agreement is terminated (x) as a result of the acceptance by the Payor of a third party tender offer or business combination proposal in accordance with the Merger Agreement, (y) following a failure of the shareholders of the Payor to grant their approval to the Transaction or (z) as a result of the Payor's material failure to convene a shareholder meeting, distribute proxy materials and, subject to its board of directors' fiduciary duties, recommend the Transaction to its shareholders, (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a third-party tender offer or business combination proposal, and (iii) within two and one-half years of any such termination described in clause (i) above, the Payor accepts an offer to consummate or consummates a business combination with such third party. Such termination fee referred to in the previous sentence shall be paid upon the signing of a definitive agreement between the Payor and the third party, or, if no such agreement is signed, then at the closing of such third-party business combination. Neither party shall be obligated to pay to the other fees in excess of the highest amount payable under a single termination provision (plus expenses incurred in collecting such amounts) set forth in the Merger Agreement. (See Article IX of the Merger Agreement.)

          For the first nine months of 1995, the combined reported revenues of KCPL and UtiliCorp were $1.8 billion. For the year ended December 31, 1994, the combined reported revenues of KCPL and UtiliCorp were $2.37 billion.

          The Transaction will create a diversified energy company with total assets of approximately $6.4 billion and about 2.2 million customers operating across the U.S. and in Canada, Great Britain, New Zealand, Australia and Jamaica. The two companies own utility generating facilities with approximately 4,881 megawatts of aggregated generating capacity. The business of KCPL and UtiliCorp consist of utility operations and various non-utility enterprises, including independent power projects.

          KCPL and UtiliCorp expect that over the next 10 years the Transaction will produce substantial efficiencies through such actions as combining utility operations and business processes, sharing facilities, eliminating duplicate systems, avoiding capital outlays and combining the two workforces.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


  (c) Exhibit
      Number

       (2)-1 Agreement and Plan of Merger, dated as of January 19, 1996, by and among KCPL, UtiliCorp and KCU.(2)

         2       Form of Amended and Restated Certificate of Incorporation of
                 KCU.

         3       Form of Bylaws of KCU.

         4       Form of Affiliate Agreement.

         5       Form of Employment Agreement of A. Drue Jennings.

         6       Form of Employment Agreement of Richard C. Green, Jr.

      (99)-1     Press Release, dated January 22, 1996, of UtiliCorp United
                 Inc.


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(2)   The registrant agrees to furnish supplementally any omitted exhibits or schedules to the Commission upon request.

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UTILICORP UNITED INC.
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EXHIBIT INDEX

Current Report on Form 8-K
Report Dated January 19, 1996


    Exhibit
    Number

     (2)-1 Agreement and Plan of Merger, dated as of January 19, 1996, by and among KCPL, UtiliCorp and KCU.(3)

       2     Form of Amended and Restated Certificate of Incorporation of KCU.

       3     Form of Bylaws of KCU.

       4     Form of Affiliate Agreement.

       5     Form of Employment Agreement of A. Drue Jennings.

       6     Form of Employment Agreement of Richard C. Green, Jr.

     (99)-1  Press Release, dated January 22, 1996, of UtiliCorp United Inc.


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(3)  The registrant agrees to furnish supplementally any omitted exhibits or schedules to the Commission upon request.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


UtiliCorp United Inc.


By: /s/ James S. Brook
    ------------------
James S. Brook
Vice President (Principal Accounting Officer)

Date: January 24, 1996


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